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                     October 7, 2022

       David P. Yeager
       Chairman and Chief Executive Officer
       Hub Group, Inc.
       2001 Hub Group Way
       Oak Brook, IL 60523

                                                        Re: Hub Group, Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2021
                                                            Filed February 25,
2022
                                                            File No. 000-27754

       Dear David P. Yeager:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation